Exhibit 99.1

Itron Announces Third Quarter 2015 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 3, 2015--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter and nine months ended Sept. 30, 2015. The results include:

  Quarterly and nine month revenues of $469 million and $1.4 billion;
  Strong year-over-year Electricity revenue growth in North America of 17 percent in the quarter and 30 percent in the nine month period on a constant currency basis;
  Quarterly and nine month GAAP net earnings per share of 33 cents and 9 cents;
  Quarterly and nine month non-GAAP net earnings per share of 43 cents and 25 cents;
  An unfavorable tax adjustment due to a valuation allowance on deferred tax assets in Brazil impacted per share results by approximately 11 cents in the quarter and nine month period;
  Quarterly and nine month adjusted EBITDA of $42 million or 8.9 percent, and $75 million or 5.4 percent.

“Despite foreign currency headwinds, Itron’s third quarter financial performance improved year-over-year driven by strong growth in the Electricity segment in North America,” said Philip Mezey, Itron president and chief executive officer. “We also progressed on our operational improvements in the Gas and Water segments. Importantly, we expect continued improvements in consolidated company profitability and a lower tax rate in the fourth quarter.”

“We continue to see strong customer opportunities involving smarter endpoints, software analytics and services, and we are driving innovation in these areas,” added Mr. Mezey. “At Itron Utility Week in October, we unveiled plans for the next generation communications system for energy and water customers. With OpenWay Riva, we will have a single open standards-based network and application platform for electricity, gas and water utilities -- differentiating Itron and positioning the company to deliver an industry-leading multi-purpose network.”

”We remain focused on rigorously executing our restructuring initiatives, which we expect to deliver $40 million of annualized savings beginning in 2017. We are moving quickly and are on schedule with our planned activities. Additionally, Tom Deitrich recently joined Itron as the new chief operating officer and is leading a comprehensive evaluation of Itron’s manufacturing and supply chain strategies and R&D efficiency with the goal of identifying additional operational and financial improvements. A.T. Kearney, a global consulting firm, is supporting Tom with the evaluation. I am confident we have the right team in place and we are moving swiftly to deliver the value inherent in Itron for the benefit of the company’s customers and shareholders.”

Financial Results - Quarter

Revenues were $469 million for the quarter compared with $496 million in 2014. Changes in foreign currency exchange rates unfavorably impacted revenues by approximately $46 million for the quarter. Excluding the impact of foreign currency, revenues increased $19 million, or 4 percent, compared with the 2014 quarter. The increase in revenue was driven by strong sales performance in the Electricity segment. Third quarter Electricity segment revenues grew 17 percent in North America and 9 percent worldwide, excluding the impact of foreign currency.

Gross margin for the quarter increased to 31.3 percent compared with the prior year period margin of 30.4 percent. The improvement in gross margin was driven by the Electricity segment, which benefited from increased volumes and lower costs on an OpenWay project in North America.

GAAP operating expenses in the quarter were $120 million compared with $134 million in same period of 2014. Changes in foreign currency exchange rates favorably impacted GAAP expenses by approximately $12 million in the quarter. Excluding the impact of foreign currency, expenses in the quarter decreased $3 million compared with the prior year quarter. The decrease was the result of lower general and administrative costs driven by a recovery of $3.4 million from a litigation matter associated with the 2012 SmartSynch acquisition as well as lower intangible asset amortization expense, partially offset by increased product development investments.

GAAP operating income for the quarter improved to $27 million compared with operating income of $16 million in the same period of 2014. GAAP net income for the quarter was $13 million, or 33 cents per diluted share, compared with net income of $7 million, or 19 cents per diluted share. The increase in operating and net income for the quarter was primarily attributable to improved performance in the Electricity segment, which was partially offset by an increased tax rate due to a valuation allowance applied to deferred tax assets in Brazil.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, were $115 million for the quarter compared with $123 million in the prior year quarter. Changes in foreign currency exchange rates favorably impacted non-GAAP expenses by approximately $11 million in the quarter. Excluding the foreign currency impact, expenses increased by $3 million driven by increased product development investments and higher general and administrative expenses related to severance costs.

Non-GAAP operating income improved to $32 million for the quarter compared with $28 million in the same period in 2014. Non-GAAP net income for the quarter was $17 million, or 43 cents per diluted share, compared with $15 million, or 39 cents per diluted share, in the prior year quarter. The increase in non-GAAP operating and net income for the quarter was primarily attributable to improved performance in the Electricity segment, which was partially offset by an increased tax rate due to a valuation allowance applied to deferred tax assets in Brazil.

Free cash flow was negative $10 million for the quarter compared with a positive $37 million in the prior year quarter. The decrease over the prior year was primarily due to increased inventory to support future production requirements and timing of accounts payable disbursements.

Financial Results – Nine Months

Revenues were $1.4 billion for the first nine months of 2015, compared with $1.5 billion in the 2014 period. Changes in foreign currency exchange rates unfavorably impacted revenues by $140 million for the first nine months. Excluding the impact of foreign currency, revenues increased $67 million, or 5 percent, compared with the 2014 period. The increase in revenues was driven by the Electricity segment, which grew 15 percent year-over-year on a constant currency basis. Smart meter projects drove significant revenue in North America resulting in 30 percent growth year-over-over, excluding the impacts of foreign currency.

Gross margin for the first nine months of 2015 was 29.1 percent compared with 32.1 percent in 2014. Improved performance in the Electricity segment was partially offset by increased warranty expense, primarily due to $28.2 million of charges recorded in the Water segment that negatively impacted gross margin by approximately 200 basis points. In addition, lower volumes and an unfavorable product mix in the Gas segment negatively impacted gross margin.

GAAP operating expenses for the nine month period were $367 million compared with $415 million in the prior year period. Changes in foreign currency exchange rates favorably impacted GAAP expenses by approximately $39 million for the nine month period. Excluding the impact from foreign currency, expenses in the nine month period decreased $9 million compared with the 2014 period. The decrease was driven by lower intangible asset amortization expense and adjustments to restructuring reserves.

GAAP operating income for the nine month period was $37 million compared with $53 million in the 2014 period. GAAP net income in the first nine months was $3 million, or 9 cents per diluted share, compared with net income of $26 million, or 67 cents per diluted share, in the 2014 period. The decrease in GAAP net earnings compared with the prior year period was driven by lower gross profit in the Water and Gas segments and an increased effective tax rate and expense as a result of valuation allowances applied to deferred tax assets in Brazil as well as other certain jurisdictions.

Non-GAAP operating expenses, which exclude amortization of intangibles, restructuring charges, acquisition related expenses and goodwill impairment, were $358 million for the nine month period compared with $383 million in the prior year period. Changes in foreign currency exchange rates favorably impacted non-GAAP expenses by approximately $36 million in the nine month period. Excluding the foreign currency impact, expenses increased due to product development investments and higher personnel, severance and professional service costs.

Non-GAAP operating income for the first nine months of 2015 was $45 million compared with $86 million in the 2014 period. Non-GAAP net income for the first nine months of 2015 was $10 million, or 25 cents per diluted share, compared with non-GAAP net income of $49 million, or $1.24 per diluted share, in the 2014 period. The decrease in non-GAAP operating income for the nine month period was primarily attributable to lower gross profit in the Water and Gas segments. Non-GAAP net income was negatively impacted by a higher effective tax rate driven primarily by the valuation allowances applied to deferred tax assets in Brazil as well as other certain jurisdictions.

During the first nine months of 2015, free cash flow was negative $13 million compared with positive $84 million in the 2014 period. The decrease over the prior year was primarily due to lower earnings and increased inventory levels.

Other Measures

Total backlog was $1.2 billion and twelve month backlog was $727 million at the end of the quarter. Bookings in the quarter totaled $337 million, reflecting a number of smaller, diverse bookings across many customers.

During the quarter, the company repurchased 382,403 shares of Itron common stock at an average price of $31.62 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock. As of Sept. 30, 2015, the company had repurchased 655,178 shares of Itron common stock at an average price of $33.57 per share since the inception of the plan in February 2015.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. Eastern Standard Time (EST) on Nov. 3, 2015. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be available within 90 minutes of the conclusion of the live call and available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 8, 2015. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 9516999.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

Forward Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$469,092	$496,454	$1,387,442	$1,460,602
Cost of revenues	322,126	345,692	983,706	992,264
Gross profit	146,966	150,762	403,736	468,338

Operating expenses
Sales and marketing	39,217	44,484	123,302	138,212
Product development	41,559	42,303	126,399	130,711
General and administrative	31,118	36,542	103,195	114,629
Amortization of intangible assets	7,869	10,917	23,730	33,096
Restructuring expense	(5)	58	(9,686)	(2,211)
Goodwill impairment	-	-	-	977
Total operating expenses	119,758	134,304	366,940	415,414

Operating income	27,208	16,458	36,796	52,924
Other income (expense)	-
Interest income	180	163	440	313
Interest expense	(2,799)	(3,015)	(9,336)	(8,837)
Other income (expense), net	(1,120)	(1,569)	(3,003)	(5,442)
Total other income (expense)	(3,739)	(4,421)	(11,899)	(13,966)

Income before income taxes	23,469	12,037	24,897	38,958
Income tax benefit (provision)	(10,144)	(4,484)	(19,673)	(11,679)
Net income	13,325	7,553	5,224	27,279
Net income attributable to non-controlling interests	630	245	1,817	966
Net income attributable to Itron, Inc.	$12,695	$7,308	$3,407	$26,313

Earnings per common share - Basic	$0.33	$0.19	$0.09	$0.67
Earnings per common share - Diluted	$0.33	$0.19	$0.09	$0.67

Weighted average common shares outstanding - Basic	38,114	39,213	38,329	39,268
Weighted average common shares outstanding - Diluted	38,358	39,493	38,591	39,516

ITRON, INC.
SEGMENT INFORMATION
(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Electricity	$206,389	$203,441	$603,651	$567,414
Gas	136,588	149,276	401,063	449,707
Water	126,115	143,737	382,728	443,481
Total Company	$469,092	$496,454	$1,387,442	$1,460,602

Gross profit
Electricity	$56,859	$45,959	$164,601	$141,675
Gas	45,916	53,492	133,541	168,609
Water	44,191	51,311	105,594	158,054
Total Company	$146,966	$150,762	$403,736	$468,338

Operating income
Electricity	$10,575	$(11,196)	$16,875	$(35,412)
Gas	15,741	23,836	44,075	73,889
Water	14,290	19,157	10,876	60,319
Corporate unallocated	(13,398)	(15,339)	(35,030)	(45,872)
Total Company	$27,208	$16,458	$36,796	$52,924

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Meters
Standard	4,100	4,800	13,540	14,130
Advanced and Smart	1,930	1,400	5,330	4,280
Total meters	6,030	6,200	18,870	18,410

Stand-alone communication modules
Advanced and Smart	1,530	1,480	4,250	4,410

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$109,458	$112,371
Accounts receivable, net	340,423	348,389
Inventories	214,237	154,504
Deferred tax assets current, net	35,975	39,115
Other current assets	106,059	104,307
Total current assets	806,152	758,686

Property, plant, and equipment, net	190,295	207,789
Deferred tax assets noncurrent, net	59,830	74,598
Other long-term assets	27,192	28,503
Intangible assets, net	111,767	139,909
Goodwill	474,965	500,820
Total assets	$1,670,201	$1,710,305

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$201,450	$184,132
Other current liabilities	68,140	100,945
Wages and benefits payable	93,206	95,248
Taxes payable	13,210	21,951
Current portion of debt	11,250	30,000
Current portion of warranty	40,060	21,063
Unearned revenue	44,639	43,436
Total current liabilities	471,955	496,775

Long-term debt	369,457	293,969
Long-term warranty	14,684	15,403
Pension plan benefit liability	94,100	101,432
Deferred tax liabilities noncurrent, net	3,569	3,808
Other long-term obligations	81,628	84,437
Total liabilities	1,035,393	995,824

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,246,177	1,270,045
Accumulated other comprehensive loss, net	(197,543)	(136,514)
Accumulated deficit	(433,184)	(436,591)
Total Itron, Inc. shareholders' equity	615,450	696,940
Non-controlling interests	19,358	17,541
Total equity	634,808	714,481
Total liabilities and equity	$1,670,201	$1,710,305

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$5,224	$27,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,514	75,233
Stock-based compensation	10,879	12,703
Amortization of prepaid debt fees	1,851	1,212
Deferred taxes, net	14,926	(9,787)
Goodwill impairment	-	977
Restructuring expense, non-cash	1,395	-
Other adjustments, net	1,877	120
Changes in operating assets and liabilities:
Accounts receivable	(12,401)	(1,576)
Inventories	(73,212)	(23,986)
Other current assets	(4,696)	(5,298)
Other long-term assets	605	(1,396)
Accounts payable, other current liabilities, and taxes payable	(11,666)	19,669
Wages and benefits payable	4,110	6,717
Unearned revenue	4,128	11,800
Warranty	20,280	(3,544)
Other operating, net	(1,660)	6,415
Net cash provided by operating activities	20,154	116,538

Investing activities
Acquisitions of property, plant, and equipment	(33,324)	(32,060)
Business acquisitions, net of cash equivalents acquired	(5,754)	-
Other investing, net	545	(193)
Net cash used in investing activities	(38,533)	(32,253)

Financing activities
Proceeds from borrowings	89,709	-
Payments on debt	(30,186)	(68,750)
Issuance of common stock	2,229	2,324
Repurchase of common stock	(35,278)	(15,324)
Other financing, net	1,881	2,395
Net cash provided by (used in) financing activities	28,355	(79,355)

Effect of foreign exchange rate changes on cash and cash equivalents	(12,889)	(7,260)
Decrease in cash and cash equivalents	(2,913)	(2,330)
Cash and cash equivalents at beginning of period	112,371	124,805
Cash and cash equivalents at end of period	$109,458	$122,475

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles acquired through a business acquisition and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets acquired through a business acquisition, restructuring, acquisitions, goodwill impairment and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of business acquisition related intangible asset expenses, restructuring expense, acquisition related expense, goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$12,695	$7,308	$3,407	$26,313
Amortization of intangible assets	7,869	10,917	23,730	33,096
Amortization of debt placement fees	244	379	1,773	1,137
Restructuring expense	(5)	58	(9,686)	(2,211)
Acquisition related expenses	(3,271)	217	(5,554)	795
Goodwill impairment	-	-	-	977
Income tax effect of non-GAAP adjustments	(935)	(3,470)	(3,923)	(11,048)
Non-GAAP net income	$16,597	$15,409	$9,747	$49,059

Non-GAAP diluted EPS	$0.43	$0.39	$0.25	$1.24

Weighted average common shares outstanding - Diluted	38,358	39,493	38,591	39,516

ADJUSTED EBITDA
GAAP net income	$12,695	$7,308	$3,407	$26,313
Interest income	(180)	(163)	(440)	(313)
Interest expense	2,799	3,015	9,336	8,837
Income tax provision	10,144	4,484	19,673	11,679
Depreciation and amortization	19,754	24,608	58,514	75,214
Restructuring expense	(5)	58	(9,686)	(2,211)
Acquisition related expenses	(3,271)	217	(5,554)	795
Goodwill impairment	-	-	-	977
Adjusted EBITDA	$41,936	$39,527	$75,250	$121,291

FREE CASH FLOW
Net cash provided by operating activities	$2,587	$49,347	$20,154	$116,538
Acquisitions of property, plant, and equipment	(12,332)	(12,657)	(33,324)	(32,060)
Free Cash Flow	$(9,745)	$36,690	$(13,170)	$84,478

NON-GAAP OPERATING INCOME
GAAP operating income	$27,208	$16,458	$36,796	$52,924
Amortization of intangible assets	7,869	10,917	23,730	33,096
Restructuring expense	(5)	58	(9,686)	(2,211)
Acquisition related expenses	(3,271)	217	(5,554)	795
Goodwill impairment	-	-	-	977
Non-GAAP operating income	$31,801	$27,650	$45,286	$85,581

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$119,758	$134,304	$366,940	$415,414
Amortization of intangible assets	(7,869)	(10,917)	(23,730)	(33,096)
Restructuring expense	5	(58)	9,686	2,211
Acquisition related expenses	3,271	(217)	5,554	(795)
Goodwill impairment	-	-	-	(977)
Non-GAAP operating expense	$115,165	$123,112	$358,450	$382,757

SEGMENT RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income (loss)	$10,575	$(11,196)	$16,875	$(35,412)
Amortization of intangible assets	4,413	6,129	13,296	18,473
Restructuring expense	(1,960)	(89)	(7,790)	(8,544)
Acquisition related expenses	(3,390)	217	(5,673)	748
Goodwill impairment	-	-	-	977
Electricity - Non-GAAP operating income (loss)	$9,638	$(4,939)	$16,708	$(23,758)

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$15,741	$23,836	$44,075	$73,889
Amortization of intangible assets	1,950	2,612	5,865	7,982
Restructuring expense	(619)	(476)	(1,303)	(262)
Gas - Non-GAAP operating income	$17,072	$25,972	$48,637	$81,609

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$14,290	$19,157	$10,876	$60,319
Amortization of intangible assets	1,506	2,176	4,569	6,641
Restructuring expense	324	163	597	1,173
Acquisition related expenses	104	-	104	-
Water - Non-GAAP operating income	$16,224	$21,496	$16,146	$68,133

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(13,398)	$(15,339)	$(35,030)	$(45,872)
Restructuring expense	2,250	460	(1,190)	5,422
Acquisition related expenses	15	-	15	47
Corporate unallocated - Non-GAAP operating loss	$(11,133)	$(14,879)	$(36,205)	$(40,403)

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Marni Pilcher
Director, Investor Relations
509-891-3847